Exhibit 17.1
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                                FROM THE DESK OF
                                Mr. Bruce Turner
                             6493 Western Skies Way
                         Mississauga, ON Canada L5W 1H7

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GRAVITY SPIN HOLDINGS INC.
30 Eglinton Avenue West, Suite 21, Box 72
Mississauga, ON Canada L5R 3E7



To the Shareholders and Board of Directors,

This is to certify, that I, Bruce Turner do hereby resign as Director and other offices held by me in Gravity Spin Holdings, Inc. effective immediately.

Dated this 24th day of November, 2003

Sincerely,

/s/Bruce Turner

Bruce Turner